EXHIBIT 23.6


                          Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement of CUC International Inc. on Form S-3 of our report dated January 12, 1996, related to the consolidated financial statements of Century 21 Region V (Business Acquired By HFS Incorporated) as of and for the year ended July 31, 1995, included in the HFS Incorporated Current Report on Form 8-K, as amended, dated February 16, 1996, and incorporated by reference in the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


White, Nelson & Co. LLP
Anaheim, California
September 12, 1997